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                                                                       EXHIBIT 5

                   [KEGLER, BROWN, HILL & RITTER LETTERHEAD]

                               November 25, 1997


Broughton Foods Company
210 N. Seventh St.
Marietta, OH 45750

Gentlemen:

     We have acted as counsel for Broughton Foods Company (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of up to 1,380,000 common shares, par value $1.00 (the "Shares"). In this connection, we have examined the Amended Articles of Incorporation, the Code of Regulations and the respective amendments thereto, the directors' and shareholders' minutes and the Registration Statement filed with the Securities and Exchange Commission, exhibits thereto, and such other documents as we have deemed necessary to the opinion hereinafter expressed.

     We are of the opinion that the Shares are duly authorized and, upon their sale as contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the reference to Kegler, Brown, Hill & Ritter Co., L.P.A. appearing under the heading "Legal Matters" in the Registration Statement and any amendments thereto and the Prospectus of the Company relating to its public offering of the Shares.

                                       Very truly yours,

                                       KEGLER, BROWN, HILL & RITTER CO., L.P.A.


                                       By:/s/ John R. Thomas
                                          -------------------------------------
                                          John R. Thomas, Vice President